Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-214228, 333-221459, 333-227465, and 333-251229), as amended, and Form S-8 (File Nos. 333-171723, 333-180142, 333-214229, 333-221460, and 333-232627) of Silver Bull Resources, Inc. of our report dated January 28, 2025 relating to the audit of the consolidated financial statements for the year ended October 31, 2024, which appears in this Annual Report on Form 10-K for the year ended October 31, 2025.

/s/ Smythe LLP

Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

January 27, 2026